Agrium Inc.
Investor Relations 13131 Lake Fraser Drive S.E. Calgary, Alberta Canada, T2J 7E8
Karen Torres
Administrator, Investor Relations
February 13, 2008
British Columbia Security Commission
Alberta Security Commission
Saskatchewan Security Commission
Manitoba Security Commission
Ontario Security Commission
Quebec Security Commission
New Brunswick Security Commission
Nova Scotia Security Commission
Prince Edward Island Security Commission
Newfoundland Security Commission
Alberta Stock Exchange
Toronto Stock Exchange
Dear Sirs:
We confirm that the following material was sent by mail on February 13, 2008, to the registered shareholders of the common shares of the subject corporations:
1.	Q4 Earnings News Release
In compliance with regulations made under the Securities Act, I am providing this material to you with my capacity as an employee for the subject Corporation.
Sincerely,

/s/ Karen Torres
Karen Torres